Exhibit 99.2

N E W S B U L L E T I N	RE:
PINNACLE ENTERTAINMENT 3800 Howard Hughes Parkway Suite 1800 Las Vegas, Nevada 89109 TRADED: NYSE: PNK

FOR FURTHER INFORMATION:

At the Company:			At CCG Investor /Public Relations
Dan Lee	Steve Capp	Wade Hundley	Sean Collins
Chairman & CEO	CFO	COO	Partner
(702) 784-7777	(702) 784-7777	(702) 784-7777	(818) 789-0100

September 26, 2003

Pinnacle Entertainment Announces Purchase of All Tendered 9.5% Senior

Subordinated Notes and Redemption of Remaining 9.5% Senior Subordinated Notes

LAS VEGAS, September 26 /PRNewswire-FirstCall/ — Pinnacle Entertainment, Inc. (NYSE: PNK – News) announced today that it has accepted and purchased the $60,999,000 aggregate principal amount of its 9.5% Senior Subordinated Notes (“9.5% Notes”) that were tendered as of 5:00 p.m., New York City time on Friday, September 19, 2003. Tendering holders were paid an aggregate of approximately $63.3 million, representing $1,023.75 per $1,000 principal amount of tendered 9.5% Notes plus accrued interest. Bear, Stearns & Co. Inc. is the sole dealer manager for the tender offer, which expires on October 3, 2003.

The Company also announced that it has called for redemption all of the remaining 9.5% Notes at a price of $1,023.75 per $1,000 principal amount, plus accrued and unpaid interest through (but not including) the redemption date, which is October 27, 2003. As of September 25, 2003, $64,001,000 in aggregate principal amount of the 9.5% Notes remain outstanding.

The Company is using the proceeds from its issuance of $135,000,000 principal amount of 8.75% Senior Subordinated Notes due 2013, consummated yesterday, to fund the purchase of the tendered 9.5% Notes and the redemption of the remaining 9.5% Notes. The 8.75% Notes were sold at a price of 98.369% of par.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates seven casinos (four with hotels) in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is also developing a major casino resort in Lake Charles, Louisiana, subject to continued compliance with the conditions of the Louisiana Gaming Control Board.

For further information, please contact: Dan Lee, Chairman & CEO, or Steve Capp, CFO, or Wade Hundley, COO, all of Pinnacle Entertainment, Inc., +1-702-784-7777; or Sean Collins, Partner of CCG Investor /Public Relations, +1-818-789-0100, for Pinnacle Entertainment.

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